Additional Shareholder Information (unaudited)

Results of a Special Meetings of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on at a Trust level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2) Agreement and Plan of Reorganization.

 1. Election of Board Members

  Nominees                     Votes For    Authority Withheld    Abstentions
  Elliot J. Berv               326,009,773        11,257,152            0.000
  A. Benton Cocanougher        325,898,190        11,368,736            0.000
  Jane F. Dasher               325,981,749        11,285,176            0.000
  Mark T. Finn                 326,021,537        11,245,389            0.000
  Rainer Greeven               325,791,305        11,475,621            0.000
  Stephen Randolph Gross       325,876,625        11,390,301            0.000
  Richard E. Hanson Jr.        325,872,007        11,394,918            0.000
  Diana R. Harrington          325,746,405        11,520,520            0.000
  Susan M. Heilbron            325,931,445        11,335,480            0.000
  Susan B. Kerley              326,017,231        11,249,694            0.000
  Alan G. Merten               326,036,225        11,230,700            0.000
  R. Richardson Pettit         325,970,651        11,296,275            0.000
  R. Jay Gerken                325,892,587        11,374,338            0.000

Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

 3. Approval of Step 2 of Agreement and Plan of Reorganization

  Item Voted On    Votes For    Votes Against   Abstentions   Broker Non-Votes
  Reorganize as
  Corresponding
  Series of an
  Existing Trust 307,560,618.605  6,655,446.571  9,349,472.272  13,701,389.000

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Reorganize as Corresponding Series of an Existing Trust,
(2) Reorganize as Series of a Maryland Business Trust and (3) Revise,
Remove and Convert Fundamental Investment Policies.

1. Reorganizeas Corresponding Series of an Existing Trust

     Votes For           Votes Against      Abstentions    Broker Non-Votes
     2,774,425.363       33,759.531        39,430.204       177,012.000

2. Reorganize as Series of a Maryland Business Trust

      Votes For        Votes Against     Abstentions    Broker Non-Votes
      2,770,480.524       34,141.531        42,720.043       177,012.000

3. Revise, Remove and Convert Fundamental Investment Policies.

  Items Voted On     Votes For   Votes Against   Abstentions  Broker Non-Votes
  Revise:
  Borrowing Money    2,729,713.868   58,726.807     59,174.423   177,012.000
  Underwriting       2,736,676.244   55,685.572     55,253.282   177,012.000
  Lending            2,736,447.437   60,899.331     50,268.330   177,012.000
  Issuing Senior
  Securities         2,732,619.224   56,956.925     58,038.949   177,012.000
  Real Estate        2,733,213.787   53,321.500     61,079.811   177,012.000
  Commodities        2,732,273.904   63,788.388     51,552.806   177,012.000
  Concentration      2,728,297.465   60,958.384     58,359.249   177,012.000
  Remove:
  Diversification    2,722,893.976   57,828.063     66,893.059   177,012.000
  Purchasing Securities
  on Margin and Making
  Short Sales        2,720,091.815   73,120.943     54,402.340   177,012.000
  Investment in
  Convertible
  Securities to
  Non-Fundament      2,731,021.296   51,719.949     64,873.853   177,012.000
  Convert:
  Fundamental to
 Non-Fundamental     2,308,548.487  472,860.531     66,206.080   177,012.000